24(b)(10)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 16, 2009 with respect to the financial statements of John Hancock Life Insurance Company of New York and our report dated March 31, 2009 with respect to the financial statements of John Hancock Life Insurance Company of New York Separate Account A, which are contained in the Statement of Additional Information in Pre-Effective Amendment No. 1 in the Registration Statement (Form N-4 No. 333-159268) and the related Prospectus of John Hancock Life Insurance Company of New York Separate Account A.


                                        /s/ Ernst & Young

Boston, Massachusetts
June 4, 2009